SENSE TECHNOLOGIES INC.

INTERIM FINANCIAL STATEMENTS

November 30, 2008

(Stated in US Dollars)

( Unaudited )

SENSE TECHNOLOGIES INC.
BALANCE SHEETS
As of November 30, 2008 and February 29, 2008
(Stated in US Dollars)
( Unaudited )

	November 30,	February 29
	2008	2008

ASSETS
Current
Cash	$890	$988
Accounts Receivable	1,353	-
Inventory	123,839	41,235
Prepaids	25,225	30,466
Total Current Assets	151,307	72,689

Deposit	15,699	15,699
Equipment – Net of accumulated depreciation of $77,983 and $66,802 at November 30, 2008 and February 29, 2008, respectively	64,724	75,904
Intangible assets	2	2
Total Assets	$231,732	$164,294
LIABILITIES

Current
Checks in excess of cash	$44,785	$9,575
Accounts payable and accrued liabilities	1,608,744	1,518,123
Notes payable	814,169	450,852
Advances payable – related entity	8,625	40,050
Dividends payable	195,243	171,550
Convertible promissory notes payable	584,447	584,447

Total Current Liabilities	3,256,013	2,774,597
STOCKHOLDERS' DEFICIENCY

Class A preferred shares, without par value, redeemable at $1 per share 20,000,000 shares authorized, 315,914 shares issued at	315,914	315,914
November 30, 2008 (February 29, 2008: 315,914)
Common stock, without par value 100,000,000 shares authorized, 58,604,651 shares issued at
November 30, 2008 (February 29, 2008: 45,575,551)	12,545,710	12,362,142
Common stock subscribed – Note 2	102,500	650,500
Subscriptions receivable	-	(891,432
Common stock to be issued	88,889	288,889
Additional paid-in capital	137,329	137,329
Accumulated Deficit	(16,214,623)	(15,473,645)
Total Stockholders’ Deficiency	(3,024,281)	(2,610,303)
Total Liabilities and Stockholders’ Deficiency	$231,732	$164,294

                                                                                                 SEE ACCOMPANYING NOTES

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Sense Technologies Inc. Form 10Q_30Nov2008_Q3

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SENSE TECHNOLOGIES INC.
INTERIM STATEMENTS OF LOSS
for the three and nine months ended November 30, 2008 and 2007
(Stated in US Dollars)
( Unaudited )

	Three months ended		Nine months ended
	November 30,		November 30,
	2008	2007	2008	2007
		Restated – Note 7		Restated- Note 7
Sales	$4,871	$29,439	$118,538	$59,611
Direct costs
Cost of sales	33	-	31,018	7,091
Manufacturing expenses	-	8,874	3,572	10,068
Research and development	7,856	643	11,156	15,944
Commissions	5,100	-	15,300	-
Royalties	30,000	30,000	90,000	90,000
Write-off of inventory	-	-	-	76,891
	42,989	39,517	151,046	199,994
	(38,118)	(10,078)	(32,508)	(140,383)

Advertising and marketing	59,015	62,450	179,385	184,238
Consulting fees	101,200	101,200	126,100	108,260
Contract labor	1,000	948	6,000	8,222
Depreciation	5,076	2,686	11,181	8,059
Filing fees	2,735	1,035	4,485	2,283
Financing fees – Note 3	-	6,101	36,354	14,805
Insurance	8,599	8,404	25,874	28,585
Interest and bank charges – Note 3	50,165	32,259	121,872	70,780
Legal and accounting – Note 3	37,639	28,336	37,690	59,558
Office and miscellaneous	48,306	8,656	60,878	17,252
Rent	16,846	16,419	49,715	49,258
Shareholder information and printing	-	2,489	-	2,571
Telephone and utilities	1,140	1,690	3,480	4,793
Transfer agent fees	780	4,586	6,352	6,758
Travel and automotive	4,087	4,161	15,414	12,236

	336,588	281,420	684,780	577,658

Net loss for the period	$(374,706)	$(291,498)	$(717,288)	$(718,041)

Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.01)	$(0.01)

Weighted average number of shares outstanding	55,520,207	39,605,361	50,456,333	39,605,361

SEE ACCOMPANYING NOTES

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Sense Technologies Inc. Form 10Q_30Nov2008_Q3

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SENSE TECHNOLOGIES INC.
INTERIM STATEMENTS OF CASH FLOWS
for the nine months ended November 30, 2008 and 2007
(Stated in US Dollars)
( Unaudited )

	2008	2007 Restated – Note 7

Operating Activities
Net loss for the period	$(717,288)	$(718,041)
Adjustments to reconcile net loss to net cash used in Operating activities:
Depreciation	11,181	8,059
Common shares issued for services	122,000
Impairment of inventory	-	76,891
Changes in non-cash working capital balances related to operations:
Accounts receivable	(1,353)	-
Inventory	(82,605)	(41,236)
Prepaids	5,241	(7,115)
Accounts payable	235,834	230,107
Advances payable	(31,425)	(30,650)

Net cash used in operating activities	(458,415)	(481,985)

Investing Activities
Patent cost	-	(500)
Purchase of equipment	-	(42,225)

Net cash used in investing activities	-	(42,725)

Financing Activities
Borrowing on notes payable	441,273	377,036
Repayments on notes payable	(77,956)	-
Borrowings from bank indebtedness	-	(8,965)
Proceeds from common share subscriptions	95,000	160,500

Net cash provided by financing activities	458,317	528,071

Decrease in cash during the period	(98)	3,361

Cash, beginning of period	988	-

Cash, end of period	$890	$3,361

SEE ACCOMPANYING NOTES

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Sense Technologies Inc. Form 10Q_30Nov2008_Q3

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SENSE TECHNOLOGIES INC.
STATEMENT OF STOCKHOLDERS’ DEFICIENCY
for the period ended November 30, 2008
(Stated in US Dollars)
(Unaudited )

	Common Stock		Preferred Stock			Promissory	Common		Common
	Issued		Issued		Paid-in	Note	Stock	Subscriptions	Stock to	Accumulated
	Shares	Amount	Shares	Amount	Capital	Receivable	Subscribed	Receivable	Be Issued	Deficit	Total

Balance, February 28, 2007	45,575,551	$12,362,142	315,914	$315,914	$62,529	$(585,000)	$440,500	$(891,432)		$(13,400,353)	$(1,695,700)
Common share subscriptions		-		-	-	-	210,000	-		-	210,000
Write-off of promissory note receivable		-	-	-	-	585,000	-	-		-	585,000
Consulting fees		-	-	-	-	-	-	-	88,889	-	88,889
Management Fees		-	-	-	74,800	-	-	-	200,000	-	200,000
Dividends	-	-	-	-	-	-	-	-	-	(31,588)	(31,588)
Net Loss for the year		-	-	-	-	-	-	-	-	(2,041,704)	(2,041,704)

Balance, February 29, 2008	45,575,551	12,362,142	315,914	315,914	137,329	-	650,500	(891,432)	288,889	(15,473,645)	(2,610,303)
Common share subscriptions		(524,016)	-	-	-	-	95,000	524,016	-	-	95,000
Common Stock issued	5,329,100	275,584					(643,000)	367,416			-
Management fee shares issued	2,500,000	200,000	-	-	-	-	-	-	(200,000)	-	-
Consulting fees	3,000,000	100,000					-	-		-	100,000
Royalties Payable	2,200,000	132,000	-	-	-	-	-	-	-	-	132,000
Dividends	-	-	-	-	-	-	-	-	-	(23,690)	(23,690)

Net loss for the period		-	-	-	-	-	-	-	-	(717,288)	(717,288)

Balance, November 30, 2008	58,604,651	$12,545,710	315,914	$315,914	$137,329	-	$102,500	$-	$ 88,889	$(16,214,623)	$(3,024,281)

SEE ACCOMPANYING NOTES

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Sense Technologies Inc. Form 10Q_30Nov2008_Q3

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SENSE TECHNOLOGIES INC.
NOTES TO THE INTERIM FINANCIAL STATEMENTS
November 30, 2008
(Stated in US Dollars)
( Unaudited )

Note 1	Interim Reporting and Ability to Continue as a Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America on a going concern basis, which assumes that the Company will continue to realize its assets and discharge its obligations and commitments in the normal course of operations. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. Our independent auditor included an explanatory paragraph to highlight our uncertainly to continue as a going concern in their February 28, 2008 audit opinion. Our auditor believes such uncertainties still exist as of November 30, 2008.

While the information presented in the accompanying nine months to November 30, 2008 financial statements is unaudited, it includes all adjustments which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the interim period presented in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature. It is suggested that these interim unaudited financial statements be read in conjunction with the Company’s audited financial statements for the year ended February 28, 2009.

Operating results for the nine months ended November 30, 2008, are not necessarily indicative of the results that can be expected for the year ending February 28, 2009.
Note 2	Common Stock
	a)	Escrow :

At November 30, 2008, there are 5,970,190 performance shares held in escrow by the Company’s transfer agent. Included in this amount are 3,250,000 escrow shares to be earned out on the basis of one share for each $0.50 of cash flow generated by the Company. Once these shares are earned out, the remaining 2,720,190 escrow shares are to be earned out for each $5.00 of cash flow generated by the Company. The release of these shares is subject to the direction or determination of the relevant regulatory authorities.

	b)	Commitments :
Stock-based Compensation Plan

The Company has granted employees and directors common share purchase options. These options were granted with an exercise price equal to the market price of the Company’s stock on the date of the grant.

			November 30,		November 30,
			2008		2007
				Weighted		Weighted
				Average		Average
				Exercise		Exercise
			Shares	Price	Shares	Price

Outstanding and exercisable at
		beginning of period	1,025,000	$0.07	275,000	$0.91
		Expired	(25,000)	(1.00)	-	-

Outstanding and exercisable at
		end of the period	1,000,000	$0.05	275,000	$0.91

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Sense Technologies Inc. Form 10Q_30Nov2008_Q3

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At November 30, 2008, the following employee and director common share purchase options were outstanding entitling the holders thereof the right to purchase one common share for each share purchase option held:

Number	Exercise Price	Expiry Date
1,000,000	$0.05	December 31, 2012

Common Stock Subscribed

For the nine months ended November 30, 2008, the Company has received $95,000 in respect of private placements of 1,600,000 common share. As at November 30, 2008, these shares had not been issued.

c)

Subscriptions Receivable:

The Company had recorded a subscription receivable. $367,416 is due from a shareholder from whom one-half of the shares originally issued have already been recovered due to non-payment of the subscription. Collection of these dollars is doubtful and has been reclassified as a result. Another subscription receivable for $156,600 has been written off during the quarter to settle a dispute with the shareholder.  These shares were ultimately issued at above present market value and , in addition, significant valuable services were obtained from the shareholder.

d)

Common Stock Issued:

The company issued 3,000,000 shares to consultants valued at $100,000; 2,500,000 shares for management fees valued at $200,000 and 2,200,000 shares for royalties valued at $ 132,000. These values were based upon the closing price of the Company’s stock at the grant date.

Note 3	Related Party Transactions
	The Company incurred the following items with directors and companies with common directors and shareholders:
		Three months ended		Nine months ended
		November 30,		November 30,
		2008	2007	2008	2007

	Financing fee	$-	$-	$36,354	$-
	Royalties	$30,000	$30,000	$90,000	$90,000
	Interest expense	$10,882	$10,422	$30,988	$20,171

As of November 30, 2008, included in accounts payable is $33,774 (February 29, 2008: $33,495) owing to an accounting firm in which a director of the Company is a partner and a shareholder with respect to unpaid fees and interest on promissory notes,  $480,000 (February 29, 2008: $480,000) owing to shareholders of the Company in respect of royalties payable with no interest accruing, $213,500 (February 29, 2008: $233,500) owing to a director of the Company in respect of royalties payable and $50,992 (February 29, 2008: $50,992) owing to the former president of the Company in respect of unpaid wages.

As of November 30, 2008, included in advances payable is $8,625 (February 29, 2008: $40,050) owed to a company controlled by a director.

As of November 30, 2008, promissory notes payable of $407,500 (February 29, 2008: $345,000) is due to a profit-sharing and retirement plan administered by a director of the Company.  Terms are:

Due:

June, 2009

$    20,000

May, 2009

 150,000

August, 2009

 90,000

September, 2009

 50,000

October, 2009

 75,000

November, 2009

     22,500

Total

$ 407,500

All bear interest at 12% per annum.

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Sense Technologies Inc. Form 10Q_30Nov2008_Q3

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Note 4

Accounts Payable  and Accrued Liabilities

	November 30, 2008	February 28, 2008
Trade payables	$ 311,046	$ 304,372
Accrued fees	130,000	130,000
Accrued payroll	55,892	55,804
Accrued interest payable	289,267	185,348
Accrued non resident withholding taxes, including accrued interest	109,960	109,960
Accrued royalties payable	693,500	713,500
Accrued taxes payable	19,079	19,139
	$ 1,608,744	$ 1,518,123

Note 5

Additional Indebtedness

During the nine months ended November 30, 2008 we incurred the following new loans:

Five Points Bank

135,062

Wells Fargo Bank

  15,711

Business Entity

218,000

Related Party Profit Sharing

  62,500

Personal Advance

  10,000

441,273

All of the loans are payable either on demand or within the next year and bear interest at rates ranging from 7.5% to 10%. The notes are not convertible and did not include attached warrants.

Note 6

Non-Cash Transactions

Investing and financing activities that do not have a direct impact on current cash flows are excluded from the statements of cash flows.  The following transactions were excluded from the statements of cash flows:

During the year ended February 29, 2008, the Company granted 2,500,000 common shares to a director and an officer of the Company.  The fair value of the services provided ($200,000) was recorded as management fees.   In connection with a consulting services agreement, the Company also granted 1,111,110 common shares with fair value of $88,889, being $0.08 per share based on quoted market price of the common shares as of February 29, 2008. In connection with royalties payable, the Company granted 2,200,000 shares with a fair value of $132,000.  In connection with consulting services agreement, the Company granted 2,000,000 shares with a fair value of $40,000.

Note 7

Restatement of the November 30, 2007 Interim Financial Statements

Pursuant to the Scope Out Mirror License agreement, the Company is obligated to pay a royalty of 10% of the wholesale price for each Scope Out Mirror sold which, in any event, shall not be less than $2.00 per unit.

In order to retain the exclusive right to manufacture, sell, deliver and install the Scope Out Mirror, the Company, in accordance with the license agreement, is required to pay the royalty due on a certain minimum quantity of units each year.

Prior to March 1, 2008, the Company had been accruing the minimum royalty payable on an annual basis whereas the Company should have been accruing the required minimum royalty every quarter. As a result, the Company has restated its financial statements for the three and nine months ended November 30, 2007 to reflect the minimum royalty payable of $30,000 due for the three months and $90,000 for the nine months then ended.

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Sense Technologies Inc. Form 10Q_30Nov2008_Q3

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The following represents the Company’s net loss as previously reported and after giving effect to the restatement adjustments for the three and nine months ended November 30, 2007:

     Three Months Ended

     Nine Months Ended

          November 30,                      November 30,

   2007

                  2007

Net Loss for the period as previously recorded

$ (261,498)

$ (628,041)

Royalties

(30,000)

(90,000)

As restated

$ (291,498)

$ (718,041)

This restatement had no effect on the Statement of Cash Flows or on the previously reported basic and diluted loss per share of $(0.00) for the three and nine months ended November 30, 2007.

Note 8

Concentrations

The Company operates in one industry segment being the production, marketing and distribution of safety awareness products in the automotive industry. Substantially, all of the Company’s operations, and assets are located in the United States. During the nine months ended November 30, 2008, there were three customers that accounted for $103,547 (87%) of sales revenue.  During the nine months ended November 30, 2007, there were no significant customers that accounted for greater than 10% of the sales revenue.  During the year ended February 29, 2008, there were two customers that accounted for $32,485 (43%)  of sales revenue.

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Sense Technologies Inc. Form 10Q_30Nov2008_Q3

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